UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  June 24, 2026

TERADATA CORPORATION
(Exact name of registrant as specified in its charter)

Commission File Number 001-33458

Delaware	75-3236470
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

17095 Via Del Campo
San Diego, California 92127
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (866) 548-8348

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value	TDC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 24, 2026, Teradata Corporation (“Teradata”) entered into a Credit Agreement with Bank of America, N.A., as Administrative Agent and the lenders party thereto (the “Credit Agreement”).

The Credit Agreement provides for a five-year unsecured revolving credit facility in an aggregate principal amount of up to $400 million, including a $50 million sublimit for the issuance of standby letters of credit and a $50 million sublimit for swingline loans (the “Facility”). Teradata may request an increase in the Facility in the aggregate principal amount of up to $200 million, to the extent that existing and/or new lenders agree to provide such additional amounts. At its option, Teradata may designate up to $100 million of loans under the Facility to be denominated in British Pounds Sterling, Euros, and Japanese Yen, subject to the terms and conditions set forth in the Credit Agreement.

The outstanding principal amount under the Facility bears interest at a floating rate based upon, at Teradata’s option, a negotiated base rate or a rate generally based on a secured overnight financing rate, plus, in each case, the applicable margin. The applicable margin for base rate borrowings ranges from 0.00% to 0.500% and for all other borrowings, including borrowings denominated in foreign currency, the applicable margin ranges from 1.000% to 1.500%, in each case, based on Teradata’s leverage ratio. Interest is payable based on the interest period selected by Teradata, but no less frequently than quarterly in arrears. All outstanding amounts under the Credit Agreement are due and payable on June 24, 2031, which date may be extended for up to two additional one-year periods based on mutual agreement of the parties.

Borrowings under the Credit Agreement are unsecured but are guaranteed by certain of Teradata’s material domestic subsidiaries.  The Credit Agreement contains customary representations and warranties, default provisions, and affirmative and negative covenants including, among others, covenants regarding the maintenance of a leverage ratio, financial reporting, compliance with laws, subsidiary indebtedness, liens, and mergers and other fundamental changes. Most of the covenants are subject to materiality, thresholds and monetary caps, and customary exceptions.

The Credit Agreement replaces Teradata’s prior credit agreement, entered into in 2022, which provided for a revolving credit facility in the maximum principal of $400 million and a term loan commitment in the principal amount of $500 million (the “Prior Agreement”). In connection with the execution of the Credit Agreement, the term loan outstanding under the Prior Agreement was repaid in full.

Teradata has other relationships with the parties to the Credit Agreement where such party, as applicable, in the past received, and may in the future receive, customary compensation and reimbursement of expenses.

The preceding description of the Credit Agreement is not complete and is subject to and qualified in its entirety by reference to the Credit Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

In connection with the execution of the Credit Agreement described above, on June 24, 2026, the Prior Agreement was terminated. The material relationships between Teradata and the parties to the Prior Agreement were the same as described above. The material terms and conditions of the Prior Agreement were substantially similar to the material terms and conditions of the Credit Agreement, except for the removal of sustainability features and the term loan commitment present in the Prior Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth under Item 1.01 is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)          Exhibits:

The following exhibits are attached with this current report on Form 8-K:

Exhibit No.	Description

10.1	Credit Agreement dated as of June 24, 2026 among Teradata Corporation, the lenders party thereto and Bank of America, N.A., as Administrative Agent.*

104	Cover Page Interactive Data File (embedded within the XBRL document).

*Certain schedules and similar attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby agrees to supplementally furnish to the SEC upon request any omitted schedule or similar attachment to the corresponding exhibit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TERADATA CORPORATION

Dated: June 24, 2026	By:	/s/ John Ederer
Name: John Ederer
Title: Chief Financial Officer